UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information required by Item 1.01 with respect to the extension of a short-term bridge loan by KBS Real Estate Investment Trust, Inc. (the “Company”) is included in Item 2.03 below and is incorporated by reference herein.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

On July 24, 2007, KBS Limited Partnership, the Company’s operating partnership (the “Operating Partnership”), entered into a $76.4 million unsecured, short-term bridge loan agreement (the “Bridge Loan”) with a financial institution. The entire $76.4 million borrowed under the Bridge Loan was used to finance a portion of the Opus National Industrial Portfolio. The Opus National Industrial Portfolio was acquired by the Company on July 24, 2007. The Bridge Loan had a maturity date of October 24, 2007. Pursuant to the Bridge Loan agreement, the Operating Partnership borrowed $76.4 million at an interest rate of 125 basis points over 30-day LIBOR. Based on the purchase of 30-day LIBOR contracts, the interest rate was fixed at 6.57% for the first 30-day term, 6.76% for the second 30-day term, and 6.38% for the last 30-day term of the Bridge Loan. The Operating Partnership may prepay the principal of the loan prior to the end of the 30-day period with a prepayment penalty equal to the present value (using a discount rate of LIBOR as of the prepayment date) of (i) the amount of interest that would have accrued for the remainder of the 30-day period at an interest rate equal to the fixed rate in effect, less (ii) the amount of interest that would have accrued for the remainder of the 30-day period at an interest rate equal to LIBOR as of the prepayment date. The Bridge Loan requires interest-only payments during the term of the loan.

On September 21, 2007, the Company made a payment against the principal balance of the loan in the amount of approximately $24.3 million. The loan paydown was funded with proceeds from the September 20, 2007 secured financing of three properties in the Opus National Industrial Portfolio: the Cardinal Health Building, the Corporate Express Building and the Hartman Business Center One.

On October 23, 2007, the Operating Partnership and the lender extended the maturity date of the Bridge Loan from October 24, 2007 to November 24, 2007 for an extension fee of $14,785. As of October 23, 2007, there was approximately $52.1 million outstanding under the Bridge Loan. The interest rate on the Bridge Loan during the extension period is 6.11% through November 15, 2007, based on the purchase of a LIBOR contract. Thereafter, the interest rate will be 125 basis points over 30-day LIBOR through the extended maturity date. The prepayment penalty for the extension period is the same as described above. The Company expects to obtain a new secured, one-year bridge loan and to use the proceeds of such financing to pay off the existing Bridge Loan in full.

The Bridge Loan is guaranteed by the Company. During the term of the guaranty, the Company has agreed to (a) cause the Company and its subsidiaries to comply with certain financial covenants related to its net worth, ratio of total liabilities to gross asset value, ratio of EBITDA to fixed charges, and total amount of unfunded commitments and (b) certain restrictions regarding its distributions, those of the Operating Partnership and the indebtedness of the Company and its subsidiaries.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: October 29, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer